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                                                              EXHIBIT 99.1

                              CONSENT OF NOMINEE

  The undersigned hereby consents to being named as a nominee for election as a director of Alliance Gaming Corporation (the "Company"), in the proxy statement/prospectus and other materials prepared by or on behalf of the Company in connection with its solicitation of proxies from stockholders of the Company to be voted at the 1996 annual meeting of stockholders of the Company and any adjournment thereof, and further consents to serve as a director of the Company, if elected.

                                          /s/ Christopher Baj
                                          -------------------------------
                                             Christopher Baj

Dated: March 6, 1996